Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2015 Second Quarter Results

MONROVIA, Calif., Nov. 25, 2014 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ended November 1, 2014.

“Strong second quarter order flow in our small UAS business increased funded backlog by 50 percent sequentially to $125 million, contributing to 97% visibility and confidence in achieving the midpoint of our expected revenue guidance range for the year,” said Tim Conver, AeroVironment chairman and chief executive officer.  “We secured important new awards during the quarter, including a $22 million Marine Corps contract for their next generation family of small UAS and a $19 million contract for the DARPA Tern program to continue developing a large new unmanned aircraft system for the Navy.  As planned, we also increased investments in three opportunity areas with long-term growth potential, namely, Tactical Missile Systems, Global Observer and Commercial UAS solutions.  We remain well positioned for the year and for the long-term.”

FISCAL 2015 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2015 was $52.7 million, down 19% from second quarter fiscal 2014 revenue of $64.9 million. The decrease in revenue resulted from decreased sales in our Unmanned Aircraft Systems (UAS) segment of $13.0 million offset by an increase in sales in our Efficient Energy Systems (EES) segment of $0.8 million.

Gross margin for the second quarter of fiscal 2015 was $17.9 million, down 25% from second quarter fiscal 2014 gross margin of $23.9 million. The decrease in gross margin was due to lower product margins of $4.3 million and lower service margins of $1.7 million. As a percentage of revenue, gross margin decreased to 34% from 37%.

Loss from operations for the second quarter of fiscal 2015 was $4.1 million compared to income from operations for the second quarter of fiscal 2014 of $3.9 million. The loss from operations was a result of lower revenue, resulting in $6.0 million lower gross margin, and higher selling, general & administrative (SG&A) expense of $0.4 million and research and development (R&D) expense of $1.7 million.

Other expense, net, for the second quarter of fiscal 2015 was $0.4 million compared to other expense, net, for the second quarter of fiscal 2014 of $2.1 million.  The decrease in other expense, net, was primarily due to a decrease of $0.4 million in the fair value of the conversion option of our convertible bond investment and sales of related equity securities during the second quarter of fiscal 2015, compared to a decrease of $2.3 million in the fair value of the conversion option for the second quarter of fiscal 2014.

Net loss for the second quarter of fiscal 2015 was $2.9 million compared to net income for the second quarter of fiscal 2014 of $1.7 million.

Loss per share for the second quarter of fiscal 2015 was $0.13 compared to earnings per diluted share for the second quarter of fiscal 2014 of $0.07.  Loss per share for the second quarter of fiscal 2015 increased by $0.01 due to the decrease in fair value of the conversion option of our convertible bond investment and related sales of stock. Earnings per diluted share for the second quarter of fiscal 2014 decreased by $0.07 due to the decrease in fair value of the conversion option of our convertible bond investment.

FISCAL 2015 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2015 was $104.5 million, down 4% from first six months fiscal 2014 revenue of $109.0 million. The decrease in revenue resulted from decreased sales in our UAS segment of $7.1 million offset by an increase in our EES segment of $2.6 million.

Gross margin for the first six months of fiscal 2015 was $31.9 million, down 12% from first six months fiscal 2014 gross margin of $36.4 million. The decrease in gross margin was due to lower service margins of $5.6 million offset by higher product margins of $1.1 million. As a percentage of revenue, gross margin decreased from 33% to 31%.

Loss from operations for the first six months of fiscal 2015 was $10.6 million compared to loss from operations for the first six months of fiscal 2014 of $3.2 million. The higher loss from operations was the result of lower revenue, resulting in a $4.5 million decrease in gross margin, higher SG&A expense of $1.3 million and Higher R&D expense of $1.6 million.

Other income, net, for the first six months of fiscal 2015 was $0.4 million compared to other expense, net, for the first six months of fiscal 2014 of $5.3 million.  The increase in other income, net, was primarily due to an increase of $0.4 million in the fair value of the conversion option of our convertible bond investment and sales of related equity securities during the first six months of fiscal 2015, compared to a decrease of $5.7 million in the fair value of the conversion option during the first six months of fiscal 2014.

Net loss for the first six months of fiscal 2015 was $6.5 million compared to net loss for the first six months of fiscal 2014 of $5.6 million.

Loss per share for the first six months of fiscal 2015 was $0.29 compared to loss per share for the first six months of fiscal 2014 of $0.25.  Loss per share for the first six months of fiscal 2015 decreased by $0.01 due to the increase in fair value of the conversion option of our convertible bond investment and related sales of stock. Loss per share for the first six months of fiscal 2014 increased by $0.19 due to the decrease in fair value of the conversion option of our convertible bond investment.

BACKLOG

As of November 1, 2014, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $125.2 million compared to $65.9 million as of April 30, 2014.

FISCAL 2015 — OUTLOOK FOR THE FULL YEAR

For fiscal 2015, the company continues to expect to generate revenue of between $250 million and $270 million, and gross profit margin of between 34.5 percent and 37.5 percent at the respective revenue levels.  Planned increases in research and development and business development investments for Tactical Missile Systems, Commercial UAS and Global Observer business areas in fiscal 2015 may largely offset operating profit in the current fiscal year.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, November 25, 2014, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, November 25, 2014, at approximately 4:30 p.m. Pacific Time through Tuesday, December 2, 2014, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 33894573. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. The company’s electric-powered, hand-launched unmanned aircraft systems generate and process data to deliver powerful insight, on-demand, to people engaged in military, public safety and commercial activities around the world. AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets. More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	November 1,	October 26,	November 1,	October 26,
	2014	2013	2014	2013

Revenue:
Product sales	$42,874	$51,537	$85,685	$78,711
Contract services	9,790	13,330	18,845	30,273
	52,664	64,867	104,530	108,984
Cost of sales:
Product sales	27,779	32,143	58,576	52,698
Contract services	7,014	8,846	14,029	19,863
	34,793	40,989	72,605	72,561
Gross margin:
Product sales	15,095	19,394	27,109	26,013
Contract services	2,776	4,484	4,816	10,410
	17,871	23,878	31,925	36,423
Selling, general and administrative	13,470	13,084	26,873	25,543
Research and development	8,531	6,861	15,655	14,051
(Loss) income from operations	(4,130)	3,933	(10,603)	(3,171)
Other income (expense):
Interest income	193	195	405	400
Other (expense) income	(583)	(2,307)	8	(5,701)
(Loss) income before income taxes	(4,520)	1,821	(10,190)	(8,472)
(Benefit) provision for income taxes	(1,619)	166	(3,680)	(2,917)
Net (loss) income	$(2,901)	$1,655	$(6,510)	$(5,555)
(Loss) earnings per share data:
Basic	$(0.13)	$0.07	$(0.29)	$(0.25)
Diluted	$(0.13)	$0.07	$(0.29)	$(0.25)
Weighted average shares outstanding:
Basic	22,878,410	22,273,629	22,840,465	22,256,292
Diluted	22,878,410	22,697,590	22,840,465	22,256,292

AeroVironment, Inc.

Reconciliation of (Loss) Earnings per Share (Unaudited)

	Three Months Ended		Six Months Ended
	November 1,	October 26,	November 1,	October 26,
	2014	2013	2014	2013
(Loss) earnings per diluted share as adjusted	$(0.12)	$0.14	$(0.30)	$(0.06)
(Decrease) increase in fair value of CybAero investment	(0.01)	(0.07)	0.01	(0.19)
(Loss) earnings per diluted share as reported	$(0.13)	$0.07	$(0.29)	$(0.25)

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	November 1, 2014	April 30, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$126,339	$126,969
Short-term investments	81,120	70,639
Accounts receivable, net of allowance for doubtful accounts of $635 at November 1, 2014 and $791 at April 30, 2014	31,096	31,739
Unbilled receivables and retentions	7,103	10,929
Inventories, net	51,804	50,699
Income tax receivable	4,876	6,584
Deferred income taxes	4,996	5,038
Prepaid expenses and other current assets	4,233	4,260
Total current assets	311,567	306,857
Long-term investments	49,718	50,505
Property and equipment, net	16,889	19,997
Deferred income taxes	7,118	6,721
Other assets	837	874
Total assets	$386,129	$384,954
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,988	$13,906
Wages and related accruals	9,889	14,083
Customer advances	4,655	2,984
Other current liabilities	9,709	6,762
Total current liabilities	43,241	37,735
Deferred rent	1,231	1,239
Liability for uncertain tax positions	3,513	3,513
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 23,324,276 at November 1, 2014 and 23,176,576 at April 30, 2014	2	2
Additional paid-in capital	146,431	143,648
Accumulated other comprehensive loss	(859)	(263)
Retained earnings	192,570	199,080
Total stockholders’ equity	338,144	342,467
Total liabilities and stockholders’ equity	$386,129	$384,954

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	November 1 , 2014	October 26, 2013
Operating activities
Net loss	$(6,510)	$(5,555)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	4,303	4,504
Provision for doubtful accounts	(105)	309
Deferred income taxes	42	(233)
Realized gain on sale of equity securities	(347)	—
Stock-based compensation	1,745	1,840
Foreign currency losses	281	—
(Increase) decrease in fair value of conversion feature of convertible bonds	(73)	5,711
Tax benefit from exercise of stock options	11	151
Excess tax benefit from stock-based compensation	(348)	—
Changes in operating assets and liabilities:
Accounts receivable	748	(16,777)
Unbilled receivables and retentions	3,826	4,048
Inventories	(1,105)	1,932
Income tax receivable	1,708	3,657
Other assets	(61)	9
Accounts payable	5,082	(4,370)
Other liabilities	764	(4,899)
Net cash provided by (used in) operating activities	9,961	(9,673)
Investing activities
Acquisitions of property and equipment	(1,070)	(6,047)
Acquisitions of distribution and licensing rights	—	(750)
Net (purchases) redemptions of held-to-maturity investments	(19,586)	6,934
Net sales of available-for-sale investments	9,038	175
Net cash (used in) provided by investing activities	(11,618)	312
Financing activities
Excess tax benefit from exercise of stock options	348	—
Exercise of stock options	679	155
Net cash provided by financing activities	1,027	155
Net decrease in cash and cash equivalents	(630)	(9,206)
Cash and cash equivalents at beginning of period	126,969	75,332
Cash and cash equivalents at end of period	$126,339	$66,126

Supplemental disclosure:
Unrealized loss (gain) on available-for-sale investments recorded in other comprehensive (loss) income, net of deferred taxes of $397 and $(18), respectively	$596	$(29)

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Six Months Ended
	November 1,	October 26,	November 1,	October 26,
	2014	2013	2014	2013
Revenue:
UAS	$43,045	$56,079	$84,231	$91,290
EES	9,619	8,788	20,299	17,694
Total	52,664	64,867	104,530	108,984
Cost of sales:
UAS	27,575	35,280	58,590	59,879
EES	7,218	5,709	14,015	12,682
Total	34,793	40,989	72,605	72,561
Gross margin:
UAS	15,470	20,799	25,641	31,411
EES	2,401	3,079	6,284	5,012
Total	17,871	23,878	31,925	36,423
Selling, general and administrative	13,470	13,084	26,873	25,543
Research and development	8,531	6,861	15,655	14,051
(Loss) income from operations	(4,130)	3,933	(10,603)	(3,171)
Other income (expense):
Interest income	193	195	405	400
Other (expense) income	(583)	(2,307)	8	(5,701)
(Loss) income before income taxes	$(4,520)	$1,821	$(10,190)	$(8,472)

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AeroVironment, Inc.

Steven Gitlin

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